            SUPPLEMENT TO THE OFFER TO PURCHASE DATED AUGUST 2, 1995

                                   FRDK, INC.

                          A WHOLLY OWNED SUBSIDIARY OF

                           MOORE CORPORATION LIMITED

           HAS INCREASED THE PRICE OF ITS OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                       OF

                        WALLACE COMPUTER SERVICES, INC.
                                       TO

                               $60 NET PER SHARE

           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 7:00 P.M.,
                NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 3, 1995,
                         UNLESS THE OFFER IS EXTENDED.

            THE OFFER IS SUBJECT TO THE CONDITIONS CONTAINED IN THE
                OFFER TO PURCHASE, EXCEPT THAT THE PURCHASER HAS
                        WAIVED THE FINANCING CONDITION.

EXCEPT TO THE EXTENT OTHERWISE REQUIRED BY APPLICABLE LAW, THE PURCHASER DOES
 NOT CURRENTLY INTEND TO FURTHER EXTEND THE EXPIRATION DATE UNLESS ON OR PRIOR
  TO THE EXPIRATION DATE A SIGNIFICANT NUMBER OF SHARES SHALL HAVE BEEN
   VALIDLY TENDERED AND NOT WITHDRAWN. IN THE EVENT THAT THE EXPIRATION
     DATE IS NOT SO FURTHER EXTENDED, THE PURCHASER CURRENTLY INTENDS TO
      TERMINATE THE OFFER AND ALL OTHER EFFORTS TO ACQUIRE THE COMPANY.

                            ------------------------

                                   IMPORTANT

Any stockholder desiring to tender all or any portion of such stockholder's Shares (and the associated Rights) should either (i) complete and sign the Letter of Transmittal which accompanies the Offer to Purchase or this Supplement (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile), or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2 of the Offer to Purchase, an Agent's Message (as defined herein), and any other required documents to the Depositary and either deliver the certificates for such Shares and, if separate, the certificate(s) representing the associated Rights to the Depositary along with the Letter of Transmittal (or facsimile) or deliver such Shares (and Rights, if applicable) pursuant to the procedure for book-entry transfer set forth in Section 2 of the Offer to Purchase or (ii) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares and, if applicable, Rights registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such stockholder desires to tender such Shares and, if applicable, Rights. Unless the Rights Condition (as defined herein) is satisfied, stockholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares.

If a stockholder desires to tender Shares and Rights and such stockholder's certificates for Shares (or Rights, if applicable) are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected by following the procedure for guaranteed delivery set forth in Section 2 of this Supplement.

Questions and requests for assistance or for additional copies of the Offer to Purchase, this Supplement and the revised Letter of Transmittal and the revised Notice of Guaranteed Delivery may be directed to the Information Agent or to the Dealer Manager at their respective addresses ad telephone numbers set forth on the back cover of this Supplement.

                            ------------------------

                      The Dealer Manager for the Offer is:

                            LAZARD FRERES & CO. LLC

October 12, 1995

To Holders of Common Stock
(including the Associated Preferred Stock
Purchase Rights) of Wallace Computer Services, Inc.:

                                  INTRODUCTION

     The following information amends and supplements the Offer to Purchase dated August 2, 1995 (the "Offer to Purchase") of FRDK, Inc., a New York corporation (the "Purchaser") which is a wholly owned subsidiary of Moore Corporation Limited, a corporation incorporated under the laws of Ontario ("Moore"). Pursuant to this Supplement, the Purchaser is now offering to purchase all outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of Wallace Computer Services, Inc., a Delaware corporation (the "Company"), together with the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement dated as of March 14, 1990 (the "Rights Agreement"), between the Company and Harris Trust and Savings Bank, as Rights Agent, at a price of $60 per Share (and associated Right), net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, as amended and supplemented by this Supplement, and in the related Letters of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). All references herein to the Rights shall include all benefits that may inure to holders of the Rights pursuant to the Rights Agreement and, unless the context otherwise requires, all references herein to the Shares shall include the Rights. Capitalized terms used and not defined herein have the meanings set forth in the Offer to Purchase.

     EXCEPT AS OTHERWISE SET FORTH IN THIS SUPPLEMENT AND IN THE REVISED LETTER OF TRANSMITTAL, THE TERMS AND CONDITIONS PREVIOUSLY SET FORTH IN THE OFFER TO PURCHASE REMAIN APPLICABLE IN ALL RESPECTS TO THE OFFER. THE CONDITIONS TO THE OFFER ARE DESCRIBED IN SECTION 14 OF THE OFFER TO PURCHASE, EXCEPT THAT ON AUGUST 10, 1995, THE PURCHASER WAIVED THE FINANCING CONDITION TO THE OFFER. SEE
SECTION 6 OF THIS SUPPLEMENT.

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 7:00 P.M., NEW YORK CITY TIME ON FRIDAY, NOVEMBER 3, 1995, UNLESS THE OFFER IS EXTENDED. The Offer and withdrawal rights were previously scheduled to expire at 5:00 p.m., New York City time, on November 8, 1995.

     EXCEPT TO THE EXTENT OTHERWISE REQUIRED BY APPLICABLE LAW, THE PURCHASER DOES NOT CURRENTLY INTEND TO FURTHER EXTEND THE EXPIRATION DATE UNLESS ON OR PRIOR TO THE EXPIRATION DATE A SIGNIFICANT NUMBER OF SHARES SHALL HAVE BEEN VALIDLY TENDERED AND NOT WITHDRAWN. IN THE EVENT THAT THE EXPIRATION DATE IS NOT SO FURTHER EXTENDED, THE PURCHASER CURRENTLY INTENDS TO TERMINATE THE OFFER AND ALL OTHER EFFORTS TO ACQUIRE THE COMPANY.

     THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, COPIES OF WHICH MAY BE OBTAINED AT THE PURCHASER'S EXPENSE IN THE MANNER SET FORTH ON THE BACK COVER OF THIS SUPPLEMENT. THE OFFER TO PURCHASE AND THIS SUPPLEMENT CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                               THE AMENDED OFFER

1. AMENDED TERMS OF THE OFFER

     The price per Share to be paid pursuant to the Offer has been increased from $56 per Share to $60 per Share, net to the seller in cash, without interest thereon. Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3 of the Offer to Purchase. All stockholders whose Shares are accepted for payment pursuant to the Offer will receive the increased Offer Price in respect of each Share so accepted. All references to the Offer and the Offer Price in the Offer to Purchase, this Supplement and any letter of transmittal are deemed to refer to the Offer as amended as described above and the foregoing increased Offer Price, respectively.

2. PROCEDURE FOR TENDERING SHARES AND RIGHTS

     Procedures for tendering Shares and Rights are set forth in Section 2 of the Offer to Purchase, as amended and supplemented hereby.

     Tendering stockholders may continue to use the original BLUE Letter of Transmittal previously circulated with the Offer to Purchase, or the revised BLUE Letter of Transmittal circulated with this Supplement. Although the Letter of Transmittal previously circulated with the Offer to Purchase refers only to the Offer to Purchase, stockholders using such document to tender their Shares will nevertheless receive $60 per Share for each Share validly tendered and not properly withdrawn and accepted for payment pursuant to the Offer, subject to the conditions of the Offer.

     Guaranteed Delivery. If a stockholder desires to tender the Shares and the Rights pursuant to the Offer and such stockholder's certificates for the Shares or the Rights are not immediately available (including because certificates for Rights have not yet been distributed by the Company or the Rights Agent), or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

     (i) such tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form of the PINK Notice of Guaranteed Delivery provided by the Purchaser and circulated with this Supplement, is received by the Depositary, as provided below, prior to the Expiration Date; and

     (iii) the certificates for all tendered Shares and/or Rights, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares and/or Rights), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within (a) in the case of the Shares, three trading days after the Expiration Date or (b), in the case of the Rights, a period ending on the later of (1) three trading days after the Expiration Date or (2) three business days after the date certificates for the Rights are distributed to stockholders by the Company or the Rights Agent. A "trading day" is any day on which the New York Stock Exchange (the "NYSE") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares and, if the Distribution Date occurs, certificates for (or a timely Book-Entry Confirmation, if available, with respect to) the associated Rights (unless the Purchaser elects to make payment for such Shares pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights as described above), (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for the Shares (or the Rights) or Book-Entry Confirmations with respect to the Shares (or the Rights, if available) are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If the Rights Condition is satisfied, the guaranteed delivery procedures with respect to certificates for the Rights and the requirement for the tender of the Rights will no longer apply.

     The valid tender of the Shares and, if applicable, the Rights pursuant to the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     STOCKHOLDERS WHO HAVE PREVIOUSLY VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN THEIR SHARES PURSUANT TO THE OFFER ARE NOT REQUIRED TO TAKE ANY FURTHER ACTION, EXCEPT AS MAY BE REQUIRED BY THE PROCEDURE FOR GUARANTEED DELIVERY IF SUCH PROCEDURE WAS UTILIZED. STOCKHOLDERS DESIRING TO TENDER SHARES AND RIGHTS PURSUANT TO THE PROCEDURE FOR GUARANTEED DELIVERY SET FORTH ABOVE SHOULD USE THE REVISED PINK NOTICE OF GUARANTEED DELIVERY CIRCULATED WITH THIS SUPPLEMENT IN LIEU OF THE ORIGINAL GRAY NOTICE OF GUARANTEED DELIVERY PREVIOUSLY CIRCULATED WITH THE OFFER TO PURCHASE. IF SHARES ARE ACCEPTED FOR PAYMENT AND PAID FOR BY THE PURCHASER PURSUANT TO THE OFFER, SUCH STOCKHOLDERS WILL RECEIVE, SUBJECT TO THE CONDITIONS OF THE OFFER, THE INCREASED TENDER PRICE OF $60 PER SHARE, WITHOUT INTEREST THEREON, LESS ANY APPLICABLE WITHHOLDING TAXES.

     SEE SECTION 3 OF THE OFFER TO PURCHASE FOR THE PROCEDURES FOR WITHDRAWING SHARES TENDERED PURSUANT TO THE OFFER.

3. PRICE RANGE OF THE SHARES; DIVIDENDS

     From August 2, 1995, the date of the Offer to Purchase, through October 11, 1995, the high and low reported sales prices of the Shares on the NYSE Composite Tape were $59 1/2 and $56 1/4, respectively, as reported in published financial sources. On October 11, 1995, which was the last full trading day prior to the date of this Supplement, the reported closing price of the Shares on the NYSE Composite Tape was $56 5/8 per Share. According to publicly available information, on September 20, 1995, the Company paid a cash dividend of $.185 per Share. For information about Share prices and dividends paid during earlier periods, see the Offer to Purchase. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

4. CERTAIN INFORMATION CONCERNING THE COMPANY

     On August 24, 1995, the Company issued a press release which included certain audited financial data with respect to the Company for its fourth quarter and fiscal year ended July 31, 1995. The following audited financial data is excerpted from such press release:

                        WALLACE COMPUTER SERVICES, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             THREE MONTHS ENDED
                                                            --------------------       YEAR ENDED JULY 31,
                                                            JULY 31,    JULY 31,       --------------------
                                                              1995        1994           1995        1994
                                                            --------    --------       --------    --------
SUMMARY OF EARNINGS DATA:
    Net Sales.............................................  $198,201    $149,069       $712,838    $588,173
    Net Income............................................  $ 15,768    $ 11,871       $ 55,297    $ 47,931
    Net Income per Share..................................  $   0.70    $   0.53       $   2.46    $   2.16

---------------

     The Rights. According to Amendment No. 2 to the Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company with the Commission on August 15, 1995 (the "Schedule 14D-9"), by unanimous written consent dated August 28, 1995, the Board of Directors of the Company resolved to delay the Distribution Date under the Rights Agreement until the earlier to occur of (i) the close of business on the Flip-In Trigger Date (as defined in the Rights Agreement) or (ii) such other time as a majority of the Board of Directors of the Company or any duly authorized committee thereof shall designate. To the knowledge of the Purchaser, the Rights Agreement remains as described in Section 12 of the Offer to Purchase.

     According to Amendment No. 3 to Schedule 14D-9, the Board of Directors of the Company approved and adopted amendments on September 6, 1995 to the Wallace Computer Services, Inc. Employee Severance Pay Plan (the "Employee Plan"), the Wallace Computer Services, Inc. Executive Severance Pay Plan (the "Executive Pay Plan"), the Wallace Computer Services, Inc. Executive Incentive Plan (the "Executive Incentive Plan") and the Wallace Computer Services, Inc. Deferred Compensation/Capital Accumulation Plans for 1990, 1991, 1993, 1994 and 1995 (the "Deferred Compensation Plans") (the Employee Plan, the Executive Pay Plan, the Executive Incentive Plan and the Deferred Compensation Plans are referred to collectively as the "Benefit Plans") to increase the number of incumbent directors that must cease to be directors before a "Material Change" shall occur under the Benefit Plans. The amendments provide that a "Material Change" shall be deemed to have occurred when, among other things, individuals who, as of September 6, 1995, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided, however, that any individual who becomes a member of the Board of Directors of the Company subsequent to such date whose election, or nomination for election by the stockholders of the Company, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to be a member of the Incumbent Board; and provided further, that no individual whose election or initial assumption of office as a director of the Company occurs as a result of an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors of the Company, shall be deemed to be a member of the Incumbent Board. The Board of Directors of the Company also approved and adopted an amendment to the Employee Plan to provide that the amount of the severance benefit payable upon certain terminations of employment as provided in the Employee Plan after the occurrence of a Material Change to certain participants, as designated by the Compensation Committee of the Board of Directors of the Company from time to time, shall be not less than one year of Annual Compensation (as defined in the Employee Plan). On September 6, 1995, the Compensation Committee designated 37 participants for this purpose. The Board of Directors of the Company also approved the reclassification of four employees that were not executive officers of the Company from Level I Participants to Level II Participants under the Executive Pay Plan.

     On September 6, 1995, the Board of Directors of the Company approved and adopted Amendment No. 36 to the Wallace Computer Services, Inc. Profit Sharing and Retirement Plan (the "Profit Sharing Plan") and Amendment No. 6 to the Wallace Computer Services, Inc. Profit Sharing and Retirement Trust Agreement (the "Profit Sharing Trust") (collectively, the "Amendments") which provide, among other things, that (i) each plan participant is allowed to give voting instructions, in the manner proscribed by the trustee, with respect to the number of Shares represented by such plan participant's proportionate interest in the trust under the Profit Sharing Plan and (ii) each plan participant is allowed to instruct the trustee regarding how to respond to a tender offer with respect to the numbers of Shares represented by such plan participant's interest in the trust under the Profit Sharing Plan. On September 6, 1995, the Board of Directors of the Company also authorized certain officers of the Company to appoint on behalf of the Company an independent institutional trustee to replace the current individual trustees under the Profit Sharing Trust with respect to the Shares held thereunder.

     Also on September 6, 1995, the Board of Directors of the Company approved and adopted Amendment No. 1 ("Amendment No. 1") to the Wallace Computer Services, Inc. Long-Term Performance Plan (the "LTP Plan"), which Amendment No. 1 added a provision relating to the treatment of awards in the event of a "Material Change." The definition of "Material Change" provided in Amendment No. 1 is substantially similar to the definition of Material Change contained in the Employee Plan, the Executive Pay Plan and the Executive Incentive Plan. Amendment No. 1 provides, among other things, that (i) a plan participant's accrued bonus balance under the LTP Plan will not be reduced below the amount of the plan participant's accrued bonus balance as calculated after inclusion of the plan participant's award, if any, for the Plan Year (as defined in the LTP Plan) immediately preceding the Plan Year during which the Material Change occurs and (ii) an individual who is a plan participant immediately prior to the occurrence of a Material Change (a "Protected Participant") will be entitled to receive payment of such participant's accrued bonus balance if, at any time during the two-year period beginning on the date that the Material Change occurs, the Protected Participant's employment with the Company terminates, whether voluntarily or involuntarily, for any reason other than for Cause (as defined in Amendment No.
1) or on account of the Protected Participant's death or permanent disability (in which event the Protected Participant or his or her beneficiaries, as the case may be, are entitled to the benefits otherwise provided by the LTP Plan).

     According to Amendment No. 7 to the Schedule 14D-9, the Board of Directors of the Company approved and adopted on September 27, 1995, Amendment No. 37 ("Amendment No. 37") to the Wallace Computer Services, Inc. Profit Sharing and Retirement Fund, which Amendment No. 37 modified the definition of "Material Change" to be substantially similar to the definition of Material Change contained in the Employee plan, the Executive Pay Plan, the Executive Incentive Plan and the LTP Plan.

     The information concerning the Company contained herein has been taken from or is based upon publicly available documents on file with the Commission and other publicly available information and is qualified in its entirety by reference to such documents.

5. SOURCE AND AMOUNT OF FUNDS.

     Moore and the Purchaser estimate that the total amount of funds required pursuant to the Offer to purchase the number of Shares outstanding on a fully diluted basis and to pay fees and expenses related to the Offer will be approximately $1.4 billion. The Purchaser plans to obtain the necessary funds through a combination of capital contributions or advances made by Moore and various financing options. On August 10, 1995, Moore and the Purchaser entered into definitive financing arrangements with The Bank of Nova Scotia, as agent for the lenders for a $1.1 billion loan facility to finance the Offer and the Proposed Merger.

6. CONTACTS AND TRANSACTIONS WITH THE COMPANY; BACKGROUND OF THE AMENDED OFFER SINCE AUGUST 2, 1995

     On August 2, 1995, Moore and the Purchaser commenced the Offer and filed a Premerger Notification and Report Form with the Federal Trade Commission and the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

     On August 3, 1995, Mr. Cronin canceled the luncheon meeting with Mr. Braun that had been previously scheduled to be held on August 8, 1995.

     On August 3, 1995, Moore obtained the commitment of The Bank of Nova Scotia for a $1.1 billion financing facility to finance the Offer and the Proposed Merger.

     On August 10, 1995, Moore and the Purchaser waived the financing condition to the Offer and Moore and the Purchaser entered into definitive financing agreements with The Bank of Nova Scotia, as agent for the lenders for a $1.1 billion loan facility to finance the Offer and the Proposed Merger.

     On August 15, 1995, the Company issued a press release, filed a complaint against Moore and the Purchaser in the United States District Court for the Southern District of New York (the "Wallace Action"), and filed the Schedule 14D-9 with the Commission, stating the recommendation by the Board of Directors of the Company that stockholders reject the Offer and the belief by the Board of Directors of the Company that the interests of the stockholders will be best served by the Company's continued pursuit of its strategic plans, and the Board's intention not to seek to sell the Company to Moore and the Purchaser or any other buyer, but rather to continue the business of the Company as an independent entity.

     As stated in the Schedule 14D-9, the Wallace Action asserted that (i) the transactions contemplated by the Offer to Purchase may substantially lessen competition in a relevant market and therefore violate Section 7 of the Clayton Act, 15 U.S.C. Section 18; and (ii) Moore and the Purchaser have made false and misleading statements of fact in connection with the Offer. The Wallace Action sought declaratory relief and injunctive relief preliminarily and permanently enjoining Moore and the Purchaser (i) from acquiring any voting securities of the Company, and (ii) from soliciting, acquiring, or attempting to acquire in any manner, any Shares until 60 days after they have fully complied with the Exchange Act.

     On August 17, 1995, the waiting period under the HSR Act expired without further inquiry by the U.S. Department of Justice, satisfying the pre-clearance requirements under the U.S. antitrust laws for Moore and the Purchaser's purchase of the Shares pursuant to the Offer and the Proposed Merger.

     On August 21, 1995, a representative from Lazard Freres, on behalf of Moore and the Purchaser, contacted a representative from Goldman Sachs, the Company's financial advisor in connection with the Offer, to suggest that Lazard Freres and Goldman Sachs, the Company, Moore and the Purchaser or any combination thereof schedule a meeting to discuss the Offer. On August 26, 1995, the Goldman Sachs representative advised the Lazard Freres representative that the Board of Directors of the Company had rejected Moore and Purchaser's suggestion to meet in order to discuss the Offer.

     On August 28, 1995, Moore and the Purchaser issued a press release extending the Offer until Tuesday, September 19, 1995 and stating that they remained committed to the proposed acquisition of the Company.

     On August 28, 1995, the Purchaser, as a stockholder of the Company, delivered a letter (the "Stockholder Proposal Letter") to the Company notifying the Company of its intent to bring before the 1995 Annual Meeting business for the purpose of: (i) removing all of the members of the Board of Directors of the Company other than Messrs. Hessler, Isenman, and Rittereiser, if then directors of the Company, (ii) amending the Amended and Restated Bylaws of the Company to fix the number of directors of the Company at five; and (iii) repealing each provision of the Amended and Restated Bylaws or amendment thereto adopted without stockholder approval subsequent to February 15, 1995 and prior to the 1995 Annual Meeting.

     On September 1, 1995, Moore and the Purchaser's financing arrangements with The Bank of Nova Scotia were amended to add additional lenders and co-agents.

     On September 6, 1995, the Board of Directors of the Company approved and adopted amendments to certain of its employee benefit plans, including its employee profit sharing plan and its long-term performance plan. The Board of Directors of the Company also approved and adopted an amendment to its employee severance pay plan to provide that the amount of severance payable to certain participants shall not be less than one year's compensation upon the occurrence of certain events following a change in control of the Company, irrespective of their seniority with the Company. The Compensation Committee of the Board of Directors of the Company designated 37 participants for this purpose.

     On September 18, 1995, Moore and the Purchaser extended the Offer until Wednesday, November 8, 1995. Moore and the Purchaser reserved the right, upon notice given to the Company's stockholders in accordance with applicable law, to change the expiration date of the Offer to an earlier date for any reason, including in the event Moore and the Company entered into a definitive merger agreement, or any extraordinary corporate transaction were proposed involving Wallace.

     On September 19, 1995, the United States District Court for the District of Delaware issued an Opinion and an Order denying the Company's motion to dismiss the litigation that Moore and the Purchaser had commenced on July 31, 1995 against the Company and the Board of Directors of the Company in the United States District Court for the District of Delaware (the "Moore Action").

     On September 25, 1995, the Company and its directors filed an Answer and Counterclaim in the Delaware Court in connection with the Moore Action. The Counterclaim brought against Moore, the Purchaser and Mr. Reto Braun contains similar allegations and requests for relief to that contained in the

Wallace Action as modified by the First Amended Complaint referred to in the immediately following paragraph.

     Also on September 25, 1995, the Company filed a First Amended Complaint to the Wallace Action in the United States District Court for the Southern District of New York. Among other things, the First Amended Complaint added Mr. Braun as a defendant and asserted that Moore, the Purchaser and Mr. Braun allegedly made false and misleading statements of fact in connection with their preliminary proxy statement.

     On September 27, 1995, the New York Court issued a Memorandum Opinion and Order granting Moore's motion to dismiss the Wallace Action.

     On October 5, 1995, the Purchaser, as a stockholder of the Company, delivered a second letter ("the Second Stockholder Proposal Letter") to the Company notifying the Company of its intent to bring business before the 1995 Annual Meeting. By virtue of an amendment to the Amended and Restated Company Bylaws adopted on June 14, 1995 purporting to require that stockholders of the Company desiring to introduce business at any annual meeting of the Company deliver notice to the Secretary of the Company not later than sixty, and not earlier than ninety, days in advance of such meeting, and an announcement by the Company that the 1995 Annual Meeting will be held on December 8, 1995, the Purchaser delivered the Second Stockholder Proposal Letter in order to preserve its right to introduce business at the 1995 Annual Meeting. The proposals included in the Second Stockholder Proposal Letter are identical to those included in the initial Stockholder Proposal Letter.

     On October 12, 1995, Moore and the Purchaser amended the Offer to increase the cash price for all outstanding Shares to $60 net per Share. Moore and the Purchaser intend to continue to seek to negotiate with the Company with respect to its acquisition proposal.

7. MISCELLANEOUS

     The Purchaser has filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file additional amendments thereto. Such Schedule 14D-1 and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable, in the manner set forth in Section 8 of the Offer to Purchase (except that they will not be available at the regional offices of the Commission).

     EXCEPT AS AMENDED AND SUPPLEMENTED HEREBY AND BY THE REVISED LETTER OF TRANSMITTAL, ALL PROVISIONS OF THE OFFER TO PURCHASE REMAIN UNAFFECTED AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE OFFER TO PURCHASE AND THE REVISED LETTER OF TRANSMITTAL.

                                          FRDK, INC.

October 12, 1995

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and/or Rights and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                                 CITIBANK, N.A.

           By Mail:              By Facsimile Transmission:              By Hand:

        Citibank, N.A.           (For Eligible Institutions           Citibank, N.A.
       c/o Citicorp Data                    Only)                 Corporate Trust Window
      Distribution, Inc.               (201) 262-3240           111 Wall Street, 5th Floor
         P.O. Box 7072                                              New York, New York
   Paramus, New Jersey 07653



     By Overnight Courier:          Confirm by Telephone:              By Facsimile:

        Citibank, N.A.                 (800) 422-2066                 (201) 262-3240
       c/o Citicorp Data
      Distribution, Inc.
         P.O. Box 7072
   Paramus, New Jersey 07652

     Questions and requests for assistance or for additional copies of this Supplement, the Offer to Purchase, the revised Letter of Transmittal and the revised Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                           MACKENZIE PARTNERS, INC.

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         CALL TOLL FREE (800) 322-2885


                      The Dealer Manager for the Offer is:

                            LAZARD FRERES & CO. LLC

                              30 Rockefeller Plaza
                            New York, New York 10020
                         (212) 632-6717 (Call Collect)